Exhibit 99.1

Patient Enrollment for AspenBio Pharma's FDA 510(k) Clinical Trial for
AppyScore™, World's First Appendicitis Blood Test, Nearing Halfway Point

343 Patients Enrolled in Ongoing 800 Patient Trial

CASTLE ROCK, CO., September 4, 2008 — AspenBio Pharma, Inc. (Nasdaq: APPY) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for humans and animals, reported enrollment levels are approaching fifty percent in the ongoing FDA 510(k) clinical trial for AppyScore™, the world’s first blood-based diagnostic tool for human appendicitis.

Since the trial commenced in late June 2008, enrollment rates have accelerated, as the number of participating institutions have expanded and all are active, including a large children’s hospital. As of the end of August 2008, 343 patients were enrolled in the 800 patient clinical trial.

The study is focused on patients arriving at hospital emergency rooms with a primary complaint of abdominal pain. This is further narrowed with criteria related to medical history and duration and location of abdominal pain.

Patient test results from the independent multicenter study are completely blind. Therefore until the trial is completed and data is unlocked, information concerning trial results will remain unknown to the participating parties, including AspenBio, its independent Contract Research Organization (“CRO”), and the participating hospitals.

Based upon recent enrollment rates, AspenBio expects patient enrollment will continue to accelerate over the coming weeks. Accordingly, the company expects to complete the trial later in the fall of 2008 and be in a position to submit its FDA 510(k) application before the end of the year.

Upon completion of the final study enrollment of 800 patients, the company estimates an additional five to six weeks will be required for an independent medical data contractor to review and QC (quality control) all final patient and study data, un-blind the study patient codes, and provide final data metrics for statistical analysis.

The final data will be forwarded to an independent medical statistician who will conduct final statistical analysis and study results, which will then be reported to the company for inclusion in the FDA submission. Once the data has been submitted, successfully reviewed and accepted by the FDA, final clearance steps will include determining the final product label claims, which are also subject to FDA approval.

The company anticipates completing this process and FDA 510(k) clearance in early 2009. Although the company has confidence in its product, results of any blind trial can be unpredictable and inconsistent, unforeseen events can occur, and there are many factors which are beyond the control of the company. Therefore, there can be no assurance AspenBio will be able to achieve its anticipated timelines or meet expectations.

Upon completion of 800 patient enrollments in this clinical trial, the company plans to provide an update to shareholders that enrollment targets have been achieved. Approximately eight weeks following achievement of full enrollment, the company plans to issue an additional summary update to shareholders on the final key study results as it completes its submission of the FDA 510(k) application.

AspenBio Pharma president and CEO, Richard Donnelly, stated: “As we near the halfway point of our 800 patient study, this marks another important milestone in our efforts to commercialize the first and only blood test for human appendicitis and what has been heralded by analysts as a medical breakthrough. We remain confident that our professional team and CRO overseeing this trial process will help us achieve our goal of completing our on-going AppyScore study and filing our FDA 510(k) submission before the end of this year.”

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed as an aid in the diagnosis of human appendicitis. For more information, go to http://www.aspenbiopharma.com.

Forward-Looking Statements
This news release includes “forward-looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the clinical trials and pivotal studies required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test as well as the animal products under this agreement and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860

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